CREDIT SUISSE

Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated January 11, 2010

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - December 2009

1 January 2010



Performance Statistics

	December	3 Months	YTD	12 Months	5 Years
Excess Return	1.80%	1.41%	7.05%	7.05%	25.76%
Realized Volatility	5.48%	5.12%	4.17%	4.17%	5.23%
Sharpe Ratio	3.76	1.10	1.62	1.62	0.88
Skew	-0.40	-0.40	-0.30	-0.30	-0.47
Kurtosis	-0.79	-0.29	-0.17	-0.17	1.68
Maximum Drawdown	-1.33%	-1.74%	-1.74%	-1.74%	-5.97%
Maximum Drawdown Date	09 Dec 09	03 Nov 09	03 Nov 09	03 Nov 09	18 Apr 05

Source: Credit Suisse - December 2004 to December 2009 FXFTERUS performance (simulated prior to April 2009)

Performance (past 12 months)



Index Level
250
245
240
235
230
225
220
215
210
FXFTERUS
Dec 08
Mar 09
Jun 09
Sep 09
Dec 09

Risk-Return Comparison (12 month rolling)



Return
25%
20%
15%
10%
5%
0%
MSCI World
CS Tremont Hedge Fund Index
JP Morgan Global Bond Index
S&P GS Commodity Index
FXFTERUS
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse - Dec 2008 to Dec 2009 FXFTERUS performance (simulated prior to April 2009)

Highlights

- The CS FX Factor Index ended 2009 with strong momentum, registering a monthly gain of 1.80% in December.
- For the full year, the Excess Return for FX Factor was 7.05%, with a realised volatility of 4.17%, resulting in a Sharpe Ratio of 1.62.
- As risk appetite markedly improved over the past few weeks, Carry - particularly in the emerging market component - and Growth were key contributors to the overall index performance.
- At the other end of the spectrum, Momentum contributed negatively, as the US dollar recovered strongly across the board.

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Strategy Contribution

	3 Months	12 Months
Carry	0.87%	3.36%
EM	0.15%	0.66%
Growth	0.74%	1.49%
Momentum	-0.44%	-0.14%
Terms of Trade	-0.35%	0.03%
Value	0.44%	1.65%
Overall	1.41%	7.05%

3 Months Rolling Contribution



4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
Carry
Growth
Value
FX Factor
Terms of Trade
Momentum
EM
Dec-08 / Mar-09
Mar-09 / Jun-09
Jun-09 / Sep-09
Sep-09 / Dec-09

Source: Credit Suisse - December 2008 to December 2009 FXFTERUS performance (simulated prior to April 2009)

Index Facts

Index Value (31 Dec 2009)	240.94
Bloomberg Index Ticker	FXFTERUS Index <GO>

© Copyright 2009 Credit Suisse Group AG and/or its subsidiaries and affiliates. All rights reserved. This document has been prepared by Credit Suisse.